Exhibit 10.11

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

EXECUTIVE SEVERANCE PLAN

Amended and Restated -

As of November 3, 2005

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

EXECUTIVE SEVERANCE PLAN FOR KEY EMPLOYEES

AMENDED AND RESTATED AS OF NOVEMBER 3, 2005

ARTICLE 1 - PURPOSE AND ADOPTION OF PLAN

1.1                                 Adoption of Plan.  Schweitzer-Mauduit International, Inc. (“Company”) hereby amends and restates the Schweitzer-Mauduit International, Inc. Executive Severance Plan as of November 3, 2005.  The Company intends that this Plan qualify as and come within the various exceptions and exemptions under the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, for an unfunded plan maintained primarily for a select group of management or highly compensated employees, and any ambiguities in this Plan shall be construed to effect that intent.  The benefits of this Plan for U.S. Employees (as hereinafter defined) shall be paid solely from the general assets of the Company.  The benefits of this Plan for French Employees (as hereinafter defined) shall be paid by the French Employer (as hereinafter defined) but, if as a result of applicable French laws, a French Employer would be prohibited from paying the benefits of this Plan to a French Employee, any such benefits shall be paid by the Company to such French Employee.

1.2                                 Purpose.  The Plan is primarily designed to provide benefits to certain Key Employees (as hereinafter defined) upon termination of employment as a result of a Change of Control or otherwise.

1.3                                 Effect on Other Plans Sponsored by the Company or by a French Employer.  The benefits payable under the Plan are in addition to the coverage and benefits generally afforded by Other Plans (as hereinafter defined) to Key Employees terminating from the service of the Company or, as the case may be, from the service of a French Employer and any other programs sponsored by the Company or provided to Participants who are French Employees including, but not limited to, vested benefits under any qualified employee benefit plans.  However, nothing herein is intended to or shall be construed to require the Company or a French Employer to institute or continue in effect any particular plan or benefit sponsored by the Company or such French Employer, and the Company and each French Employer hereby reserve the right to amend or terminate any of their Other Plans or benefit programs at any time in accordance with the procedures set forth in each such plan or program and any applicable law.

The masculine pronoun shall be construed to include the feminine pronoun and singular shall include the plural where the context so requires.

ARTICLE 2 - DEFINITIONS

2.1                                 “Administrator” shall mean the Compensation Committee of the Board.  Following a Change of Control, the Administrator shall be the Trustee of a grantor trust established by the Company that includes this Plan.

2.2                                 “Agreement” shall mean the participation agreement provided to a Key Employee by the Administrator as provided in Section 3.2.

2.3                                 “Annual Compensation” shall mean:

a)                                      For U.S. Employees, a Participant’s rate of base salary paid or payable for a calendar year by the Company and any incentive award paid or payable to such Participant pursuant to the Schweitzer-Mauduit International, Inc.  Annual Incentive Plan (the “SMI Annual Incentive Plan”) or any replacement or successor to such plan for such calendar year.

b)                                     For French Employees, a Participant’s rate of base salary paid or payable for a calendar year by his French Employer, plus any incentive award paid or payable to such Participant pursuant to the SMI Annual Incentive Plan or any replacement or successor to such plan for such calendar year, plus any profit-sharing paid or payable by his French Employer attributable to such calendar year minus the aggregate amount of (i) any Convention Collective payments, (ii) Assedic Payments, or (iii) private insurance payments paid or payable to such Participant as a result of a Change of Control Termination.

2.4                                 “Basic Plan” shall mean the Securite Sociale retirement benefit plan sponsored by the French Government.

2.5                                 “Board” shall mean the Board of Directors of Schweitzer-Mauduit International, Inc.

2.6                                 “Cause” shall mean the termination of the Participant’s employment by the Company or by his French Employer, as the case may be, on the basis of criminal or civil fraud on the part of the Participant.

2.7                                 “Change of Control” shall mean the date as of which: (a) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires actual or beneficial ownership of shares of the Company having 15% or more of the total number of votes that may be cast for the election of Directors of the Company; or (b) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

2.8                                 “Change of Control Termination” shall mean the termination of a Participant’s employment by the Company or his French Employer, as the case may be, within two years of a Change of Control for any reason other than for Cause, Retirement, Disability or the Participant’s death.

2.9                                 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.10                           “Company” shall mean Schweitzer-Mauduit International, Inc. and each of its successors and assigns.

2.11                           “Complementary Plan” shall mean the national pension plans for French Employees and workers sponsored by the Association des Régimes de Retraite Complémentaires (“ARRCO”) and the Association Généralé des Institutions de Retraite des Cadres (“AGIRC”), respectively.

2.12                           “Disability” shall mean Totally and Permanently Disabled, within the meaning of the Retirement Plan, provided that the Administrator shall make any such determination with respect to a Participant hereunder.

2.13                           “French Employee” shall mean an individual employed by one of the French Employers.

2.14                           “French Employer(s)” mean Schweitzer-Mauduit France, S.A.R.L. or LTR Industries, S.A., and their respective successors and subsidiaries.

2.15                           “French Supplementary Plans” shall mean the supplementary pension benefit plans provided, respectively, by Papeteries de Mauduit, S.A. and LTR Industries, S.A. to their employees.

2.16                           “Key Employee” shall mean an individual who is a member of a select group of management or highly compensated French Employees and/or U.S. Employees, as determined from time to time by the Administrator.

2.17                           “Other Plans” shall mean other plans of the Company or of the French Employer, including but not limited to the Schweitzer-Mauduit International, Inc. Annual Incentive Plan, the Schweitzer-Mauduit International, Inc. Equity Participation Plan, the Schweitzer-Mauduit International, Inc. Long-Term Incentive Plan, Schweitzer-Mauduit International, Inc. Restricted Stock Plan,  Schweitzer-Mauduit International, Inc. Deferred Compensation Plan and the Supplemental Plan.

2.18                           “Participant” shall mean a Key Employee who has entered into an Agreement with the Administrator in accordance with Section 3.2.

2.19                           “Plan” shall mean this Schweitzer-Mauduit International, Inc. Executive Severance Plan.

2.20                           “Retirement” shall mean

a)                                      For U.S. Employees, the voluntary termination of the Participant’s employment by the Company pursuant to the terms of the qualified defined benefit pension plan of the Company, which termination was initiated by such Participant in writing pursuant to the procedures of such qualified defined benefit pension plan prior to a Change of Control notwithstanding the Participant’s actual retirement date occurs after a Change of Control.

b)                                     For French Employees, the voluntary termination of the Participant’s employment by his French Employer as a result of such Participant’s retirement pursuant to the terms of the Basic Plan, the Complementary Plan and, if applicable, the French Supplementary Plan, which termination was initiated by such Participant in writing pursuant to the procedures of such Basic Plan, Complementary Plan and, if applicable, French Supplementary Plan prior Change of Control, notwithstanding that the Participant’s actual retirement date occurs after a Change of Control.

2.21                           “Retirement Plan” shall mean the Schweitzer-Mauduit International, Inc. Retirement Plan, as amended and restated as of July 1, 2000 and including amendments 2001-1, 2001-2, 2002-2 and 2003-1.  For clarity and to avoid confusion, the term Retirement Plan for the purposes of this Plan shall not refer to or include the terms of any amendment of the Retirement Plan impacting the benefits of a participant therein made subsequent to July 1, 2000 other than those specifically identified hereinabove.

2.22                           “Supplemental Plan” shall mean the Supplemental Benefit Plan to the Schweitzer-Mauduit International, Inc. Retirement Plan, as amended and restated as of November 21, 2003.  For clarity and to avoid confusion, the term Supplemental Plan for the purposes of this Plan shall not refer to or include the terms of any amendment of the Supplemental Plan impacting the benefits of a participant therein made subsequent to November 21, 2003.

2.23                           “U.S. Employee” shall mean individuals employed by the Company.

2.24                           “Voluntary Resignation” shall mean termination of a Participant’s employment with the Company or the French Employer(s) as a result of a resignation initiated by the Participant which is unrelated to any act or omission of the Company or the French Employer, as the case may be, which could not reasonably be construed to be a constructive discharge of such Participant.

2.25                           “Deferred Compensation Plan” shall mean the Schweitzer-Mauduit International, Inc. Deferred Compensation Plan, amended and restated as of February 26, 2004, and the Schweitzer-Mauduit International, Inc. Deferred Compensation Plan No. 2, effective as of January 1, 2005.

ARTICLE 3 - ELIGIBILITY

3.1                                 Eligibility to Participate.  The Administrator shall from time to time determine in writing the Key Employees who are eligible to participate in this Plan.  A list of current Participants shall be set forth on Appendix A hereto, as updated by the Committee from time to time.

3.2                                 Agreement.  The Administrator shall enter into a participation agreement with each Key Employee the Administrator determines to be eligible for participation in this Plan.  Such Agreement shall identify the Key Employee as a Participant in this Plan and shall contain such terms as deemed appropriate by the Administrator, but shall be consistent with and governed by the terms of this Plan.

ARTICLE 4 - SEVERANCE BENEFITS

4.1                                 Termination Following Change of Control.  A Participant shall be entitled to receive benefits under this Plan following a Change of Control as follows:

a)                                      Subject to Section 4.1 (b), a Participant’s employment with the Company or his French Employer, as the case may be, shall terminate within two years of a Change of Control for any reason other than for Cause, Retirement, Disability or the Participant’s death.

b)                                     A Participant that has been requested in writing by the Company or the French Employer, as the case may be, to continue in the employment of the Company or the French Employer through a specified date, which shall not be more than six (6) months from the date of a Change of Control, under terms and conditions of employment, at the place of employment and with the same salary and benefits that the Participant was provided prior to the Change of Control, shall have satisfied such request by remaining in the employment of the Company or the French Employer for the specified period.

c)                                      A Participant entitled to benefits under this Plan shall receive and the Company or, subject to the provisions of Section 1.1, the French Employer, as the case may be, shall pay or, with respect to certain benefits hereinafter described, shall cause to be paid to the Participant the following benefits:

(1)                                     an amount equal to three times the Participant’s highest Annual Compensation for any calendar year beginning with or within the three-year period terminating on the date of termination of the Participant’s employment, which amount shall be paid to the Participant in cash on or before the fifth day following the date of termination;

(2)                                     for a period of three years following the date of termination of employment, the Participant and anyone entitled to claim under or through the Participant shall be entitled to benefits as follows:

(i)                                     For U.S. Employees, all benefits under the group health care plan, dental care plan, life or other insurance or death benefit plan, or other present or future similar group employee benefit plan or program of the Company for which key executives are eligible at the date of a Change of Control, to the same extent as if the Participant had continued to be an employee of the Company during such period and such benefits shall, to the extent not fully paid under any such plan or program, be paid by the Company; and

(ii)                                  for French Employees, all medical and dental benefits provided by “Social Securite”, medical, dental and life insurance or death benefit plans, or other present or future similar medical, dental, life or other insurance or death benefit plans or programs generally available to French Employees for which such Participant is eligible at the date of the Change of Control, to the same extent as if the Participant had continued to be a French Employee during such period and such benefits shall, to the extent not fully paid under any such plan or program, be paid by the French Employer.

(3)                                  for a U.S. Employee, a lump sum payable in cash on or before the fifth day following the date of termination equal to:

(i)                                     for a U.S. Employee Participant in the final average pay benefit formula under the Retirement Plan an amount equal to the Actuarial Equivalent (as defined in the Retirement Plan) of the accrued benefit the Participant would have earned under the Retirement Plan and the Supplemental Plan for the three-year period following the date of termination of his employment with the Company based on the Participant’s earnings in effect for purposes of the Retirement Plan and the Supplemental Plan on the date of such termination.

(ii)                                  for a U.S. Employee Participant in the cash balance benefit formula under the Retirement Plan an amount equal to the actual dollar amount of the accrued benefit the Participant would have earned under the Retirement Plan and the Supplemental Plan for the three-year period following the date of termination of his employment with the Company based on the Participant’s earnings in effect for purposes of the Retirement Plan and the Supplemental Plan on the date of such termination.  Such amounts shall include any amounts payable in the form of Excess Retirement Benefit contributions into the Deferred Compensation Plan, as such term is defined in the Deferred Compensation Plan.

(4)                                  for French Employees, a lump sum equal to the sum of the following amounts which sum shall be payable in cash on or before the tenth day following the date of termination:

(i)                                     the cost of purchasing any pension credits lost by a Participant under the Basic Plan as a result of a Change of Control Termination, but in no event shall the pension credits so purchased exceed 12 quarters of pension credits;

(ii)                                  a lump sum equal to (x) the purchase price of any pension credits lost by a Participant under the Complementary Plan plus (y) the present value of any portion of lost pension credits which may not be purchased back from the Complementary Plan, each as a result of a Change of Control Termination provided, however, that in no event shall such lost Complementary Plan benefits exceed the present worth of three years of such lost pension benefits; and

(iii)                               for pension benefits lost under the French Supplementary Plan as a result of a Change of Control Termination, payment of a lump sum calculated as follows:

a)                                      if the Participant is terminated between ages 62 and 65, a lump sum equal to the present worth of the difference between the pension benefits the Participant would have received at age 65 absent the Change of Control Termination and the reduced pension benefit such Participant will receive at age 65 as a result of such termination;

b)                                     if the Participant is terminated between ages 60 and 62, payment of a lump sum as calculated in (a) above multiplied by the ratio of A to B where A = three years and B = the number of years between the Change of Control Termination and attainment of age 65.

c)                                      if the Participant is terminated before age 60 or with less than 20 years service with a French Employer, a lump sum equal to the present worth of the pension benefit the Participant would have received at age 65, absent the Change of Control Termination multiplied by the ratio of A to B where A = three years and B = the number of years between the Change of Control Termination and the date on which the Participant would attain age 65 provided, however, that no such lump sum shall be payable unless such Participant could have earned 20 years service with a French Employer on or before attainment of age 65, absent a Change of Control Termination.

d)                                     If a Participant is or may be liable for Federal income taxes in the United States, such Participant’s Agreement shall provide that the parties agree that the payments provided in Section 4.1(a) hereof are reasonable compensation in light of the Participant’s services rendered to the Company or the French Employer, as the case may be, and that neither party shall contest the payment of such benefits as constituting an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

e)                                      In the event that (i) the Participant becomes entitled to the compensation and benefits described in Section 4.1(a) hereof (“Compensation Payments”), (ii) the Company determines, based upon the advice of tax counsel selected by the Company’s independent auditors and acceptable to the Participant, that, as a result of such Compensation Payments and any other benefits or payments required to be taken into account under Code Section 280G(b)(2) (“Parachute Payments”), any of such Parachute Payments must be reported by the Company as “excess parachute payments”, and (iii) such Parachute Payments are 3.5 or more times the “base amount” as defined in Code Section 280G(b)(3) with respect to such Participant (“Base Amount”), the Company shall pay to the Participant at the time specified in Section 4.1(a) above an additional amount (“Gross-Up Payment”) such that the net amount retained by the Participant, after deduction of any of the tax imposed on the Participant by Section 4999 of the Code (“Excise Tax”) and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Parachute Payments determined prior to the application of this paragraph.  The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors.  For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Participant’s residence on the date of termination of his employment, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.  In the event that the Excise Tax payable by the Participant is subsequently determined to be less than the amount, if any, taken into account hereunder at the time of termination of the Participant’s employment, the Participant shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided for in Section 1274(b)(2)(B) of the Code (“Repayment Amount”).  In the event that the Excise Tax payable by the Participant is determined to exceed the amount, if any, taken into account hereunder at the time of the termination of the Participant’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up

Payment in respect of such excess (plus any interest and penalty payable with respect to such excess) immediately prior to the time that the amount of such excess is required to be paid by Participant (regardless of any contest of such payment pursuant to Section 4.1(e)) (“Additional Gross-up Payment”), such that the net amount retained by the Participant, after deduction of any Excise Tax on the Parachute Payments and any Federal, state and local income tax and Excise Tax upon the Additional Gross-Up Payment, shall be equal to the Parachute Payments determined prior to the application of this paragraph. In the event that the Excise Tax payable by the Participant is subsequently determined to be less than the amount of the Additional Gross-up Payment paid to the participant, the Participant shall repay to the Company at the time that the amount of such reduction in the Additional Gross-up Payment is determined the portion of the Additional Gross-up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided for in Section 1274(h)(2)(B) of the Code (“Additional Repayment Amount”).  The obligation to pay any Repayment Amount, Additional Gross-up or Additional Repayment Amount shall remain in effect under this Agreement for the entire period during which the Participant remains liable for the Excise Tax, including the period during which any applicable statute of limitation remains open.

f)                                        In the event the Participant’s Parachute Payments are less than 3.5 times the Base Amount, the Company shall limit the Compensation Payments provided hereunder to the extent necessary so that the Participant’s Parachute Payments do not exceed 2.99 times the Base Amount.

g)                                     Unless the Company determines that any Parachute Payments made hereunder must be reported as “excess parachute payments” in accordance with Section 4.1(c) above, neither party shall file any return taking the position that the payment of such benefits constitutes an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.  If the Internal Revenue Service proposes an assessment of Excise Tax against the Participant in excess of the amount, if any, taken into account at the time specified in Section 4.1(c) and the Company notifies the Participant in writing that the Company elects to contest such assessment at its own expense, the Participant shall cooperate in good faith with the Company in contesting such proposed assessment and agrees not to settle such contest without the written consent of the Company.  Any such contest shall be controlled by the Company, provided, however, that the Participant shall have the right to participate in such contest.  Notwithstanding the Company’s election to contest the assessment of an Excise Tax, the Participant shall be entitled to an Additional Gross-Up Payment under Section 4.l(c) at the time set forth therein.

4.2                                 Termination of Employment.  If a Participant’s employment with the Company or his French Employer shall terminate during the term of his Agreement for any reason other than death, Retirement, Voluntary Resignation or Cause, the Company or (if such payment is not inconsistent with any relevant French law) his French Employer, shall pay the Participant or the Participant’s beneficiary, as the case may be, in cash a lump sum payment in the amount set forth in the Agreement with such Participant under this Plan within 30 days of his termination of employment.  Such amount shall be set forth on Appendix A hereto and shall not be more than the Participant’s monthly base salary multiplied by 24.  No benefits shall be payable pursuant to this Section 4.2 in the event a Participant is entitled to severance payments under Section 4.1 hereof.

ARTICLE 5 - ADMINISTRATION

5.1                                 Administrator.  The Administrator is responsible for the general administration of the Plan.

5.2                                 Duties of the Administrator.  The Administrator shall be responsible for the daily administration of the Plan and may appoint other persons or entities to perform or assist in the performance of any of its duties, subject to its review and approval.  The Administrator shall have the right to remove any such appointee from his position without cause upon notice.

5.3                                 Powers.  The Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan as more particularly set forth herein.  The Administrator shall have discretionary authority to interpret the Plan, and to determine all questions arising in the administration, interpretation, and application of the Plan; provided, however, that such discretionary authority shall be exercised in good faith in order to achieve the principal purposes of the Plan to provide severance benefits, including enhanced severance benefits upon a Change of Control, as described in Article 4.  All such determinations shall be conclusive and binding on all interested persons.  The Administrator shall adopt such procedures and regulations necessary and/or desirable for the discharge of its duties hereunder and may appoint such accountants, counsel, actuaries, specialists, and other agents as it deems necessary and/or desirable in connection with the administration of this Plan.

5.4                                 Compensation of the Administrator.  The Administrator shall not receive any compensation from the Plan for its services.

5.5                                 Indemnification.  The Company shall indemnify the Administrator against any and all claims, losses, damages, expenses, and liability arising from its actions or omissions, except when the same is finally adjudicated to be due to the Administrator’s gross negligence or willful misconduct.  The Company may purchase at its own expense sufficient liability insurance for the Administrator to cover any and all claims, losses, damages, and expenses arising from any action or omission in connection with the execution of the duties as the Administrator.

ARTICLE 6 - SUCCESSOR TO THE COMPANY

6.1                                 The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume this Plan and agree to perform the obligations of the Company under this Plan and each Participant’s Agreement in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession or assignment had taken place.

ARTICLE 7 - MISCELLANEOUS

7.1                                 Funding of Benefits.  The benefits payable to a Participant under the Plan shall not be funded in any manner and shall be paid by the Company or the French employer, as the case may be, out of its general assets, which assets are subject to the claims of the Company’s or the French Employer’s creditors.

7.2                                 Establishment of Trust.

a)                                      The Company may establish a Grantor Trust (“Trust”) for the Plan.  If established, all benefits payable under this Plan to a Participant shall be paid directly by the Company from the Trust.  To the extent that such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Company and shall be reimbursed to the Company by the Trust at the Company’s request upon presentation of reasonable proof that the Company made such payment.  Any Trust shall be an irrevocable grantor trust which conforms the requirements of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33.  The assets of the Trust are subject to the claims of the Company’s creditors in the event of its insolvency.  Except as to any amounts paid or payable to a Trust, the Company shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant shall not have any property interest in any specific assets of the Company other than the unsecured right to receive payments from the Company, as provided in this Plan.

b)                                     Payment From the Trust.  In the event a Trust is established and payments are not made by the Company in accordance with the terms of the Plan, a Participant may petition the trustee of the Trust directly for payment and the trustee may make such payment directly to the Participant upon the trustee’s good faith determination that the payment was in fact owed, was not timely paid by the Company and that there are sufficient assets in the Trust to make the payment.

7.3                                 Settlement of Accounts.  Except as prohibited by applicable law, there shall be deducted from the payment of any benefit due under the Plan the amount of any uncontested indebtedness, obligation, or liability which the Participant has acknowledged in writing as owing to the Company or the French Employer as the case may be, or any of their respective subsidiaries and the amount of which has been agreed to by the Participant.

7.4                                 Withholding.  There shall be deducted from the payment of any benefit due under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Company or the French Employer, as the case may be, to such governmental authority for the account of the Participant entitled to such payment.

7.5                                 Assignment by the Participant.  Unless required by court order, no Participant or beneficiary shall have any rights to sell, assign, transfer, encumber, or otherwise convey the right to receive the payment of any benefit due hereunder, which payment and the rights thereto are expressly declared to be nonassignable and nontransferable.  Any attempt to do so shall be null and void and of no effect.

7.6                                 Amendment and Termination.  The Plan may be amended or terminated at any time by the Company, by resolution of the Board; provided that no termination or amendment reducing the severance benefits provided hereunder shall be effective until the expiration of the two-year period following the date of the Board resolution providing for such termination.  Further, no amendment or termination shall be effective during the two-year period following the date of a Change of Control of the Company without the consent of all the Participants.  Any termination of this Plan shall cause the immediate termination of all outstanding Agreements hereunder.  No amendment or termination shall affect the rights of any Participant who is entitled to severance benefits pursuant to Article 4 at the time of such amendment or termination.

7.7                                 No Guarantee of Employment.  Participation hereunder shall not be construed as creating any contract of employment between the Company or a French Employer and any Key Employee, nor shall it limit the right of the Company or such French Employer to terminate a Key Employee’s employment at any time for any reason whatsoever.

7.8  Construction.  This Plan shall be construed in accordance with and governed by the laws of the State of Georgia, to the extent such laws are not otherwise superseded by the laws of the United States.

APPENDIX A

Participants in the

Schweitzer-Mauduit International, Inc.

Executive Severance Plan and Number of

Months of Base Salary Pursuant to

Section 4.2 of the Plan

Number of Months of
Participant’s Base Salary in the
Event of Termination, Pursuant to
Name	Section 4.2 of the Plan

Wayne H. Deitrich	24
Paul C. Roberts	12
John W. Rumely	12
William R. Foust	12
Wayne L. Grunewald	6
Jean-Pierre Le Hétêt	12
Raymond Nedellec	6
Thierry Bellanger	12
Peter J. Thompson	12
Otto R. Herbst	12
Widjaja Jiemy	12